Exhibit 4.6
NOTICE OF CANCELLATION
To: THE ROYAL BANK OF SCOTLAND PLC (as Agent)
Attention: Loans Admin Unit
The Royal Bank of Scotland plc
2nd Floor
Bankside 3
90-100 Southwark Street
London.
SE1 OSW
29 June 2010
VODAFONE GROUP PLC
US$4,315,000,000 Revolving Credit Facility dated 29 July 2008 (the Agreement)
We refer to the above Agreement and to the €4,000,000,000 Revolving Credit Facility Agreement to be entered into by Vodafone Group Plc with The Royal Bank of Scotland plc as agent on or about the date of this notice (the “New Facility Agreement”). Terms defined and references construed in the Agreement have the same meaning and construction in this notice.
In accordance with Section 7.2 of the Agreement, we hereby give one Business Day’s written notice of Vodafone’s intention to cancel the unutilised portion of the Total Commitments under the Agreement in whole on or around 30 June 2010, provided that the New Facility Agreement is duly signed and executed on such date.
This notice and any non-contractual obligations arising out of or in connection with it are governed by English law.
Please acknowledge your acceptance of this notice by signing below.
Yours faithfully

For and on behalf of
Vodafone Group Plc
We agree to the above:

For and on behalf of the Agent
The Royal Bank of Scotland plc
Vodafone Group Plc
Vodafone House, The Connection, Newbury, Berkshire RG14 2FN, England
Telephone: +44 (0)1635 33251, Facsimile: +44 (0)1635 676746
Registered Office: Vodafone House, The Connection, Newbury, Berkshire RG14 2FN, England. Registered in England No. 1833679